UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
FORM S-1

File No. 333-151200

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Flurida Group, Inc.
(Name of small business issuer in our charter)

Nevada	3469	26-0688130

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

800 West Fifth Avenue, Suite 210B Naperville, IL	60563
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number: 630-778-8519 CSC Services of Nevada, Inc. 502 East John Street Carson City, NV 89706 (800) 315-9420 (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [2] [3]
Common Stock offered by the Selling Stockholders [4]	6,861,067	$0.20	$1,372,213.40	$53.93

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

(3) Calculated under Section 6(b) of the Securities Act of 1933 as .00003930 of the aggregate offering price.

(4) Represents shares of the registrant’s common stock being registered for resale that have been issued or will be issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS
FLURIDA GROUP, INC.

Selling shareholders are offering up to 6,861,067 shares of common stock. The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2008.

TABLE OF CONTENTS

Summary Information and Risk Factors	6
Risk Factors	10
Our lack of operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.	10
There is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.	10
Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.	10
Any decrease in the availability, or increase in the cost, of appliance parts we purchase for resale could materially affect our earnings.	11
Our revenue will decrease if there is less demand for household appliances using our products.	11
If our customers and/or the ultimate consumers of products that use our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.	11
A conflict of interest may exist for our President Jianfeng Ding due to his position and interest in us and in Zhong Nan Fu Rui, our exclusive supplier.	12
We depend heavily on key personnel, and turnover of key senior management could harm our business.	12
Changes in China’s political or economic situation could harm us and our operating results.	12
Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.	13
The Chinese government exerts substantial influence over the manner in which we and our suppliers must conduct their business activities.	13
Future inflation in China may inhibit our suppliers’ to conduct business profitably in China, increasing their prices and potentially reducing our revenues.	13
The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.	14
Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.	14
We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.	14
If our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.	14
We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.	15
Sales of our common stock under Rule 144 could reduce the price of our stock.	15
Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, only one of which is independent, to perform these functions.	15
Use of Proceeds	16
Determination of Offering Price	16
Dilution	16
Selling Shareholders	17
Plan of Distribution	19
Legal Proceedings	21
Directors, Executive Officers, Promoters, and Control Persons	21

Security Ownership of Certain Beneficial Owners and Management	23
Description of Securities	24
Interest of Named Experts	24
Disclosure of Commission Position on Indemnification for Securities Liabilities	25
Description of Business	25
Description of Property	33
Certain Relationships and Related Transactions	34
Market for Common Equity and Related Stockholder Matters	36
Executive Compensation	38
FINANCIAL STATEMENTS	F-1
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	42

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Flurida Group, Inc. is a Nevada corporation formed on December 19, 2006, with registered address at 502 East John Street, Carson City, NV 89706. Flurida Group, Inc. transacts its business in the U.S. as Flurida Group USA, Inc. located in the State of Illinois and has principal office at 800 West Fifth Avenue, Suite 210, Naperville, IL 60563.

In addition to our U.S. operation, we have one representative office in China and one subsidiary in Europe:

•
Flurida Group Qingdao Office. (“Flurida Qiangdao”): Flurida Group Qingdao Office was on December 10, 2007. It is aa representative office on behalf of Flurida Group, Inc. to conduct the business of trading services, distribution, and marketing of the appliance parts in China. The Flurida Group Qingdao Office is located at Room 301, Unit 1, Yulong Building, 19 Miaoling Road, Qingdao, China 266061.

•
Flurida Group European S.R.L (“Flurida European”): Flurida Group European S.R.L. was established on November 22, 2007. The Flurida European is in the business of trading services, distribution, and marketing of the appliance parts in Europe. Flurida European is located at Via locatelli 2, 21010 Vizzola, Ticino, VA-Italy. It had not commenced its business as of the date of this registration statement.

Flurida Group, Inc. is headquartered in 800 West Fifth Avenue, Suite 210, Naperville, IL 60563, USA. Our telephone number is 630-778-8519.

Business

Our business is the sale of appliance parts in Asia, Europe, North and South America. We have not generated any revenues from the sale of these products. We have been developing our infrastructure to begin to sell these products.

On June 23, 2008, we received purchase order from Electrolux North America, for ice makers for total amount of $173,436. We have placed a purchase order to Zhong Nan Fu Rui to ship the required products to the requested port by Electrolux. Two containers were shipped to Electrolux on the port of Guangzhou, China on July 2, 2008.

We sell the following types of appliance parts:

•
Automatic Refrigerator Build-in Icemaker: The automatic refrigerator build-in icemaker is designed for household refrigeration products, such as refrigerator, under-counter refrigerator, freezer to make the ice cubes automatically.

•
Refrigerator Through-Door Ice Water System: Refrigeration Through-Door Ice Water System is the system that stores the ice cubes harvested from the icemaker, delivered and dispensed the ice, crushed ice or water to the refrigerator door through the electronic control system at the front of the refrigerator door. The through-door ice water system normally includes the following assemblies: ice bucket assembly, motor rail assembly, module assembly, facade assembly, housing assembly. The ice bucket assembly and the motor rail assembly can be located in the freezer, in the refrigerator door and or sealed chamber in the refrigerator. The module assembly, facade assembly and housing assembly vary according to the specific design from each client.

These parts are manufactured in China by Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. (“Zhong Nan Fu Rui”). It was established in 2005 specializing in home appliance components and subassemblies manufacturing, and located in Qingdao City, Shandong Province, China. On September 18, 2007, amended June 25, 2008 and further amended on August 4, 2008, Flurida Group, Inc. signed a long-term distribution agreement with Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. Zhong Nan Fu Rui is a Chinese manufacturing company owned 100% by Mr. Jianfeng Ding, our president. Zhong Nan Fu Rui is the exclusive supplier of the products we sell. Although the distribution agreement requires that the purchase price we will pay for these products will be comparable to what we would have paid a non-related party in arm’s-length transactions, Mr. Ding may face a conflict in calculating the price the products are sold to us and the determining amount of products we purchase. However, because Mr. Ding has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to this provision of the agreement and will not require us to purchase a quantity of products in excess of that which we can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the products.

The Offering

As of the date of this prospectus, we had 38,990,827 shares of common stock outstanding.

Selling shareholders are offering up to 6,861,067 shares of common stock. The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $100,000. We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

CONSOLIDATED STATEMENT OF LOSS (Unaudited)

	Three Months Ended March 31,
	2008	2007
	0	0
Revenues:
Total Operating Expenses	94,098	0
Net Loss	$(91,749)	$(0)
Basic earning per share	$(0.00)	$0.00
Diluted earnings per share	$(0.00)	$0.00

CONSOLIDATED BALANCE SHEET (Unaudited)

March
31, 2008
(Unaudited)

TOTAL ASSETS	$1,174,085
Total Liability	$1,195,881
Total stockholders' equity	$ (21,796)

TOTAL LIABILITIES & EQUITY	$1,174,085

CONSOLIDATED STATEMENT OF LOSS

		Period
		December 19,
		2006 (Date of
		Inception)
	Year Ended	Through
	December 31,	December 31
	2007	2006

Revenues:
Operating expenses:	$(20,710)	$(1,500)
Net loss	$(19,119)	$(1,500)
Basic earnings per share Diluted earnings per share	$0.00	$0.00

FLURIDA GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2007	2006
ASSETS	$1,249,499	$0

LIABILITIES
Current liabilities	-	-
Loans from shareholders	$1,179,547	$1,500

Total stockholders' equity	$69,953	$(1500)

TOTAL LIABILITIES & EQUITY	$1,249,499	$0

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Risks Related to our Business

Our lack of operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We have no operating history. We have not generated any revenues. Our business plan is speculative and unproven.  There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate revenues or profits, which makes it difficult to evaluate our business.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we may never generate revenues or become profitable or incur losses, which may result in a decline in our stock price.

There is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our lack of operating history and revenues raise substantial doubt about our ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

The management team, including Jianfeng Ding and Yaru Huang, our CEO and CFO, is responsible for the operations and reporting of the combined company. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of the Company's Internal Controls over financial reporting for the year ended December 31, 2008. Enterprise CPAs, Ltd., our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning with the year ended December 31, 2008. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict how long it will take to complete Management's assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

Any decrease in the availability, or increase in the cost, of appliance parts we purchase for resale could materially affect our earnings.

Our operations depend heavily on the availability of appliance parts we resell. We purchase all of the parts we resell from Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd., an affiliate. However, if Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. isunable or unwilling to provide us with appliance parts on terms favorable to us, we may be unable to resell certain products. This could result in a decrease in profit and damage to our reputation in our industry. In the event our costs of acquiring these parts increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for these products could materially increase our costs and therefore lower our earnings.

Our revenue will decrease if there is less demand for household appliances using our products.

Our products mainly serve as key components in household appliances such as refrigerators. Therefore, we are subject to the general changes in economic conditions affecting the household appliance segments of the economy. Demand for our products is typically affected by a number of economic factors, including, but not limited to, consumer interest rates, consumer confidence, retail trends, sales of existing homes, and the level of mortgage financing. If there is a decline in economic activity in markets in which we operate or a decrease of sales of householder appliances, demand for our products and our revenue will likewise decrease.

If our customers and/or the ultimate consumers of products that use our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Our products are widely applied in the manufacturing of many household appliances, including refrigerators. Significant property damage, personal injuries and even death can result from malfunctioning products. If our products are not properly manufactured or installed and/or if people are injured as a result of our products, we could be subject to claims for damages based on theories of product liability and other legal theories in some jurisdictions in which our products are sold. The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages. We do not have product liability insurance. The publicity surrounding these sorts of claims is also likely to damage our reputation, regardless of whether such claims are successful. Any of these consequences resulting from defects in our products would hurt our operating results and stockholder value.

A conflict of interest may exist for our President Jianfeng Ding due to his position and interest in us and in Zhong Nan Fu Rui, our exclusive supplier.

Zhong Nan Fu Rui is a Chinese manufacturing company owned 100% by Mr. Jianfeng Ding, our president. Zhong Nan Fu Rui is the exclusive supplier of the products we sell. Although our distribution agreement with Zhong Nan Fu Rui requires that the purchase price we will pay for these products will be comparable to what we would have paid a non-related party in arm’s-length transactions, Mr. Ding may face a conflict in calculating the price the products are sold to us and the determining amount of products we purchase. However, because Mr. Ding has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to this provision of the agreement and will not require us to purchase a quantity of products in excess of that which we can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the products.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel, including Jianfeng Ding and Yaru Huang, our CEO and CFO. If we lose Jianfeng Ding and Yaru Huang, our CEO and CFO, if Jianfeng Ding and Yaru Huang, our CEO and CFO fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

Risks Related to Doing Business in China

Because we do business in China with the suppliers of parts we purchase for resale who are all located in China, the following risks could affect the business of our suppliers and thus harm our revenues.

Changes in China’s political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance traditions and a lack of flexible currency exchange policy continue to persist. As a result of these differences, the business of our suppliers could be adversely affected.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against our Chinese operations and subsidiaries.

The Chinese government exerts substantial influence over the manner in which we and our suppliers must conduct their business activities.

Only recently has China permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our suppliers’ to conduct business profitably in China, increasing their prices and potentially reducing our revenues.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and RMB.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Currently, RMB is stronger than U.S. Dollars. For example, to the extent that we need to convert U.S. dollars into RMB for our operational needs and should RMB appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increase on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers grew rapidly, we are subject to the risk of foreign currency depreciation.

Risks Related to the Market for our Stock

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers, directors and majority shareholders are the beneficial owners of approximately 87.5% of our outstanding voting securities. As a result, they possesses significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock and an active public market may not develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock.  Further, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies, particularly start-up companies like ours.

If our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

We anticipate that our common stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 6,861,067 shares of our common stock held by non- affiliates and 32,129,760 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

6,861,067 of our shares held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, only one of which is independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. Only one member of the board of directors is an independent director. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	our operating history
•	our growth potential
•	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation S under the Securities Act of 1933 on the dates, for the prices and in the amounts set forth in the table below. Although we orally advised all purchasers that it was our intent to register the shares they purchased in these transactions as soon as practicable, we had no written, binding registration rights or similar agreement with these purchasers.

The selling shareholders named below are all non-affiliate shareholders. They purchased their shares at various dates. From October 1 to December 24, 2007, we had a private offering for shareholders to purchase the shares at price of $0.05 per share. All the common shares were issued and stock certificates were delivered to shareholders on December 24, 2007. Then on April 15, 2008, we issued common shares to some loan holders and other shareholders at price of $0.10 per share. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Selling Shareholder	Shares to offered by the Selling Shareholders	Date of Purchase	Total Amount Paid	% owned before Offering	Amount owned after the offering, assumeing all shares sold [1]	% owned after the offering, assumeing all shares sold [1]	Any Transaction or relationaship in past 3 years
Jianping Zhang	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Guanyou Gao	8,000	12/24/07	$400.00	0.02%	0.00	0.00%
Qiaolian Sun	8,000	12/24/07	$400.00	0.02%	0.00	0.00%
Jianjie Ding	20,000	12/24/07; 4/15/08	$1,500.00	0.05%	0.00	0.00%
Zanxi Liu	15,000	12/24/07	$750.00	0.04%	0.00	0.00%
Yangchao Li	30,000	12/24/07; 4/15/08	$2,500.00	0.08%	0.00	0.00%
Yuming Che	18,000	12/24/07; 4/15/08	$1,400.00	0.05%	0.00	0.00%
Shaopu Yang	8,000	12/24/07	$400.00	0.02%	0.00	0.00%
Juanjuan Zhang	6,000	12/24/07	$300.00	0.02%	0.00	0.00%
Juan Yang	3,000	12/24/07	$150.00	0.01%	0.00	0.00%
Pengcheng Zhao	3,000	12/24/07	$150.00	0.01%	0.00	0.00%
Ruijun Ge	13,000	12/24/07; 4/15/08	$1,150.00	0.03%	0.00	0.00%
Ruigang Zhang	15,000	12/24/07	$750.00	0.04%	0.00	0.00%
Wenze Xu	6,000	12/24/07	$300.00	0.02%	0.00	0.00%
Fei Yang	3,000	12/24/07	$150.00	0.01%	0.00	0.00%
Zhenxiang Guan	3,000	12/24/07	$150.00	0.01%	0.00	0.00%
Jihong Wang	115,000	12/24/07; 4/15/08	$10,750.00	0.29%	0.00	0.00%
Jin Xu	13,000	12/24/07	$650.00	0.03%	0.00	0.00%
Tingyue Hu	133,000	12/24/07; 4/15/08	$12,650.00	0.34%	0.00	0.00%
Xiaodong Yang	56,000	12/24/07; 4/15/08	$5,300.00	0.14%	0.00	0.00%
Yubao Xu	46,000	12/24/07; 4/15/08	$4,300.00	0.12%	0.00	0.00%
Yingming Jiang	118,000	12/24/07; 4/15/08	$11,400.00	0.30%	0.00	0.00%
Xuedi Wang	13,000	12/24/07	$650.00	0.03%	0.00	0.00%
Penglei Fan	19,333	12/24/07; 4/15/08	$1,633.30	0.05%	0.00	0.00%
Bin Wang	2,900	12/24/07	$145.00	0.01%	0.00	0.00%
Jinxian Liu	107,667	12/24/07; 4/15/08	$10,616.70	0.28%	0.00	0.00%
Qinyuan Liu	16,000	12/24/07; 4/15/08	$1,300.00	0.04%	0.00	0.00%
Ke Wang	3,000	12/24/07	$150.00	0.01%	0.00	0.00%
Qinglei Zhang	3,000	12/24/07	$150.00	0.01%	0.00	0.00%
Yangang Xue	20,000	12/24/07; 4/15/08	$1,700.00	0.05%	0.00	0.00%
Cunling Wang	48,000	12/24/07; 4/15/08	$4,400.00	0.12%	0.00	0.00%
Shiwei Song	50,000	12/24/07; 4/15/08	$4,700.00	0.13%	0.00	0.00%
Chao Li	65,000	12/24/07; 4/15/08	$5,750.00	0.17%	0.00	0.00%
Lexian Wang	18,800	12/24/07; 4/15/08	$1,480.00	0.05%	0.00	0.00%
Chao Zhang	12,000	12/24/07; 4/15/08	$900.00	0.03%	0.00	0.00%
Yan Xue	90,667	12/24/07; 4/15/08	$8,766.70	0.23%	0.00	0.00%
Shaojiang Han	3,000	12/24/07; 4/15/08	$150.00	0.01%	0.00	0.00%
Weirong Huo	53,000	12/24/07; 4/15/08	$4,900.00	0.14%	0.00	0.00%
Shiyu Chen	8,000	12/24/07; 4/15/08	$400.00	0.02%	0.00	0.00%
Shan Fang	10,000	12/24/07; 4/15/08	$500.00	0.03%	0.00	0.00%
Jie Yu	140,000	12/24/07; 4/15/08	$13,500.00	0.36%	0.00	0.00%
Zhanjing Yao	18,000	12/24/07; 4/15/08	$1,400.00	0.05%	0.00	0.00%
Chunfeng Li	100,000	12/24/07; 4/15/08	$9,250.00	0.26%	0.00	0.00%
Chunhua Zheng	76,000	12/24/07; 4/15/08	$7,200.00	0.19%	0.00	0.00%
Feng Liang	46,000	12/24/07; 4/15/08	$4,300.00	0.12%	0.00	0.00%
Qiang Wang	28,000	12/24/07; 4/15/08	$2,400.00	0.07%	0.00	0.00%
Mengmeng Cui	48,000	12/24/07; 4/15/08	$4,400.00	0.12%	0.00	0.00%
Jieqiong Zhang	3,000	12/24/07	$150.00	0.01%	0.00	0.00%
Xiaofeng Huang	8,000	12/24/07; 4/15/08	$650.00	0.02%	0.00	0.00%
Li Hou	9,000	12/24/07; 4/15/08	$750.00	0.02%	0.00	0.00%
Min Guo	55,000	12/24/07; 4/15/08	$4,750.00	0.14%	0.00	0.00%
Shixian Yin	33,000	12/24/07; 4/15/08	$2,650.00	0.08%	0.00	0.00%
Baoxia Xia	6,000	12/24/07	$300.00	0.02%	0.00	0.00%
Zhenxue Wang	6,000	12/24/07	$300.00	0.02%	0.00	0.00%
Feifei Wang	3,000	12/24/07	$150.00	0.01%	0.00	0.00%
Chuanchun Xu	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Yuee Li	415,000	12/24/07; 4/15/08	$40,750.00	1.06%	0.00	0.00%
Guowei Xiang	8,000	12/24/07	$400.00	0.02%	0.00	0.00%
Junlian Lin	10,000	12/24/07; 4/15/08	$600.00	0.03%	0.00	0.00%
Nannan Liu	23,000	12/24/07; 4/15/08	$2,150.00	0.06%	0.00	0.00%
Conge Ding	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Guixiu Lv	48,000	12/24/07; 4/15/08	$4,400.00	0.12%	0.00	0.00%
Qifang Hu	7,000	12/24/07; 4/15/08	$550.00	0.02%	0.00	0.00%
Danhua Li	250,000	12/24/07; 4/15/08	$24,600.00	0.64%	0.00	0.00%
Songtao Lu	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Xiaojing Guo	20,000	12/24/07	$1,000.00	0.05%	0.00	0.00%
Laizhen Liu	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Yongmin Zhang	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Junzhi Wang	20,000	12/24/07	$1,000.00	0.05%	0.00	0.00%
Jianhua Xie	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Zhihong Song	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Xiuliang Li	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Dongfeng Zhang	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Tao Ji	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Lei Sun	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Yuhai Su	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Feiming Xu	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Huaizhong Ruan	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Renzhi Shu	6,000	12/24/07	$300.00	0.02%	0.00	0.00%
Lianshe Bai	50,000	12/24/07	$2,500.00	0.13%	0.00	0.00%
Shuping Yang	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Dan Wu	80,000	12/24/07	$4,000.00	0.21%	0.00	0.00%
Qiong Li	100,000	12/24/07	$5,000.00	0.26%	0.00	0.00%
Xumin Wang	100,000	12/24/07	$5,000.00	0.26%	0.00	0.00%
Wensheng Zhu	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Yurong Jiang	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Linmin Huo	500,000	12/24/07; 4/15/08	$49,000.00	1.28%	0.00	0.00%
Jianyuan Wang	20,000	12/24/07	$1,000.00	0.05%	0.00	0.00%
Corinna Howe	50,000	12/24/07	$2,500.00	0.13%	0.00	0.00%
Fanying Meng	20,000	12/24/07	$1,000.00	0.05%	0.00	0.00%
Runkui Wu	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Shenyong Ye	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Dianzheng Su	49,100	12/24/07	$2,455.00	0.13%	0.00	0.00%
Cunliang Zhang	20,000	4/15/08	$2,000.00	0.05%	0.00	0.00%
Wenting Li	5,000	4/15/08	$500.00	0.01%	0.00	0.00%
Jinrong Wang	60,000	4/15/08	$6,000.00	0.15%	0.00	0.00%
Yuling Gao	7,000	4/15/08	$700.00	0.02%	0.00	0.00%
Lei Wang	8,000	4/15/08	$800.00	0.02%	0.00	0.00%
Yangchun Pan	10,000	4/15/08	$1,000.00	0.03%	0.00	0.00%
Ruifang Ren	1,333	4/15/08	$133.30	0.00%	0.00	0.00%
Qiufang Xue	20,000	4/15/08	$2,000.00	0.05%	0.00	0.00%
Meifang Xue	10,000	4/15/08	$1,000.00	0.03%	0.00	0.00%
Xianhai Lv	9,000	4/15/08	$900.00	0.02%	0.00	0.00%
Yanyan Ji	10,000	4/15/08	$1,000.00	0.03%	0.00	0.00%
Wenyuan Ji	25,000	4/15/08	$2,500.00	0.06%	0.00	0.00%
Aibin Yang	5,000	4/15/08	$500.00	0.01%	0.00	0.00%
Nairen Wang	100,000	4/15/08	$10,000.00	0.26%	0.00	0.00%
Zhimin Du	100,000	4/15/08	$10,000.00	0.26%	0.00	0.00%
Rongjun Liu	6,667	4/15/08	$666.70	0.02%	0.00	0.00%
Ning Lin	36,600	4/15/08	$3,660.00	0.09%	0.00	0.00%
Xiaoli Gao	4,000	4/15/08	$400.00	0.01%	0.00	0.00%
Jingquan Huang	300,000	4/15/08	$30,000.00	0.77%	0.00	0.00%
Liqiong Mai	300,000	4/15/08	$30,000.00	0.77%	0.00	0.00%
Yusheng Zhong	460,000	12/24/07; 4/15/08	$45,500.00	1.18%	0.00	0.00%
Miaoxian Gu	510,000	12/24/07; 4/15/08	$50,500.00	1.31%	0.00	0.00%
Arturo Guevara	15,000	12/24/07; 4/15/08	$1,000.00	0.04%	0.00	0.00%
Wanglian Shen	10,000	12/24/07	$500.00	0.03%	0.00	0.00%
Heinz Jurgen Hix	25,000	12/24/07; 4/15/08	$2,000.00	0.06%	0.00	0.00%
Erik Snijders	60,000	12/24/07; 4/15/08	$5,500.00	0.15%	0.00	0.00%
Carlell H. Goff, Jr.	100,000	4/15/08	$10,000.00	0.26%	0.00	0.00%
Larry E. Unger	5,000	4/15/08	$500.00	0.01%	0.00	0.00%
Joseph C. Lyons	180,000	4/15/08	$18,000.00	0.46%	0.00	0.00%
James C. Wu	100,000	4/15/08	$10,000.00	0.26%	0.00	0.00%
Cheng Tsung Wu	50,000	4/15/08	$5,000.00	0.13%	0.00	0.00%
Hong Zhou	500,000	4/15/08	$50,000.00	1.28%	0.00	0.00%
Michael T. Williams	50,000	4/15/08	$5,000.00	0.13%	0.00	0.00%	Attorney
Christopher Carlsen	20,000	4/15/08	$2,000.00	0.05%	0.00	0.00%
Total	6,861,067		$623,406.70	17.60%	0.00	0.00%

[1]   All shares owned by each selling shareholder are being registered and, if sold, no selling shareholder will own any of our stock after this offering.

Blue Sky

Thirty-eight states and the District of Columbia have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by Selling Stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor’s Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

All our shareholders currently reside in China and the above states, except Alabama and Illinois. We will make the appropriate filings in Alabama and Illinois, and comply with all secondary trading exemptions in such states, to permit sales of the securities registered in this offering.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 6,861,067 shares of common stock. The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds of the sale of these securities. We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of our issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in our files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our director and executive officer is as follows:

Name	Age	Position
Jianfeng Ding	50	Chairman of the Board, President, and CEO
Yaru Huang	39	Chief Financial Officer and Chief Accounting Officer
Xiaoyong Fu	45	Director
Ying Zhong	35	Chief Representative, Director

Ding, Jianfeng. Jianfeng Ding joined us in December 19, 2006 Chairman of Board of Directors, Chief Executive Officer. From September 1998 to December 2006, he was President of Flurida Industries (Hong Kong) Co., Ltd., a Hong Kong corporation doing business of distribution of appliance parts. In 1981, he graduated from Hang Zhou Electronic Technical University majoring in mechanical engineering. From 1985-1989, he studied at Xi’an Electronic Science University on Application of Computer Science.

Huang, Yaru. Yaru Huang joined us in December 19, 2006 as Chief Financial Officer and Chief Accounting Officer. From September 1998 to December 2006, she was vice-president of Flurida Industries (Hong Kong) Co., Ltd., a Hong Kong corporation doing business of distribution of appliance parts. In June 2002, she received a Master of Business Administration Degree at Keller Graduate School of Management, from DeVry University. In September 1990, she received a degree of Bachelor of Science from Lnzhou Enginerring Institute of Survey and Design, Railway Ministry in Lanzhou. In September 1989, she graduated from Lanzhou Engineering Institute of Survey and Design Academy of Chinese Railway Ministry.

Xiaoyong Fu. He has been a director since our inception in December 2006. From 04/1997 to 06/2004, he was Senior Design Engineer, Maytag Corporation, Appliance Manufacturer. From 07/2004 to 10/2005, he was Manager of Technology, Jacuzzi Whirlpool Bath, Bath Products. From 11/2005 to 09/2007, he was Senior Design Engineer, Electrolux Major Appliance, Appliance Manufacturer. From 09/2007 to date, he has been Senior Engineer, GE - Energy, Gas Turbines. In 07/1984, he received a Bachelor of Mechanical Engineering, Tsinghua University. In 10/1987, he received a Master of Nuclear Engineering, China Institute of Atomic. In 05/1997, he received a Ph.D. of Mechanical Engineering, Purdue University.

Ying Zhong. He joined us in Oct/2007. From Jan/2004 to Sep/2007, she was Vice President, New Business Development of Flurida Industries (Hong Kong) Ltd., which manufactures and distributes household appliance components. From Feb/2003 to Dec/2003, she was Manager, Chicago Office of Flurida Industries (Hong Kong) Ltd., which manufactures and distributes household appliance components. From Sep/1995 to Aug/2001, she was Operational Assistant Manager of Young’s Engineering Shanghai Office, which provides Mechanical and Electrical Engineering service to construction industry. In Sep/2001, she received a Master Degree of Business Administration from University of Illinois at Chicago. In July/1993, she received a Bachelor Degree of Law from Hua Qiao University.

Family Relationships

Jianfeng Ding and Yaru Huang are husband and wife.

Legal Proceedings

No officer, director, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders is 800 West Fifth Avenue, Suite 210B, Naperville, IL 60563.

Name	Number of Shares of Common stock	Percentage

Jianfeng Ding [1]	14,498,880	37.19%
Yaru Huang [1]	14,498,880	37.18%
Ying Zhong	2,000,000	5.13%
Xiaoyong Fu	750,000	1.92%
All officers and directors as a group [4 persons]	32,129,760	82.39%

[1] Owned 14,498,880 shares in the name of Jianfeng Ding and 14,498,880 shares in the name of Yaru Huang, husband and wife.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 38,990,827 shares of common stock outstanding as of May 1, 2008.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws is qualified in our entirety. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 200,000,000 shares of common stock with $0.001 par value per share. As of the date of this registration statement, there were 38,990,827 shares of common stock issued and outstanding held by 134 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

INTEREST OF NAMED EXPERTS

The financial statements for the period from inception to December 31, 2006 and for the year ended December 31, 2007 included in this prospectus have been audited by Enterprise CPAs, Ltd. which are independent certified public accountants, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 50,000 shares of our common stock being registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

Flurida Group, Inc. is a Nevada corporation formed on December 19, 2006, with registered address at 502 East John Street, Carson City, NV 89706. Flurida Group, Inc. transacts its business in the U.S. as Flurida Group USA, Inc. located in the State of Illinois and has principal office at 800 West Fifth Avenue, Suite 210, Naperville, IL 60563.

In addition to our U.S. operation, we have one representative office in China and one subsidiary in Europe:

•
Flurida Group Qingdao Office. (“Flurida Qiangdao”): Flurida Group Qingdao Office was on December 10, 2007. It is aa representative office on behalf of Flurida Group, Inc. to conduct the business of trading services, distribution, and marketing of the appliance parts in China. The Flurida Group Qingdao Office is located at Room 301, Unit 1, Yulong Building, 19 Miaoling Road, Qingdao, China 266061.

•
Flurida Group European S.R.L (“Flurida European”): Flurida Group European S.R.L. was established on November 22, 2007. The Flurida European is in the business of trading services, distribution, and marketing of the appliance parts in Europe. Flurida European is located at Via locatelli 2, 21010 Vizzola, Ticino, VA-Italy. It had not commenced its business as of the date of this registration statement.

Flurida Group, Inc. is headquartered in 800 West Fifth Avenue, Suite 210, Naperville, IL 60563, USA. Our telephone number is 630-778-8519.

Business

Our business is the sale of appliance parts in Asia, Europe, North and South America. Our business is the sale of appliance parts in Asia, Europe, North and South America. We have not generated any revenues from the sale of these products. We have been developing our infrastructure to begin to sell these products and anticipate that we will have sales and revenues commencing June 2008.

Our Products

We sell the following types of appliance parts:

•
Automatic Refrigerator Build-in Icemaker: The automatic refrigerator build-in icemaker is designed for household refrigeration products, such as refrigerator, under-counter refrigerator, freezer to make the ice cubes automatically.

•
Refrigerator Through-Door Ice Water System: Refrigeration Through-Door Ice Water System is the system that stores the ice cubes harvested from the icemaker, delivered and dispensed the ice, crushed ice or water to the refrigerator door through the electronic control system at the front of the refrigerator door. The through-door ice water system normally includes the following assemblies: ice bucket assembly, motor rail assembly, module assembly, facade assembly, housing assembly. The ice bucket assembly and the motor rail assembly can be located in the freezer, in the refrigerator door and or sealed chamber in the refrigerator. The module assembly, facade assembly and housing assembly vary according to the specific design from each client.

On June 23, 2008, we received purchase order from Electrolux North America, for ice makers for total amount of $173,436. We have placed a purchase order to Zhong Nan Fu Rui to ship the required products to the requested port by Electrolux. The two (2) containers were shipped to Electrolux on the port of Guangzhou, China on July 2, 2008.

Our Supplier

The products we will sell are manufactured in China by Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. (“Zhong Nan Fu Rui”). It was established in 2005 specializing in home appliance components and subassemblies manufacturing, and located in Qingdao City, Shandong Province, China. On September 18, 2007, amended June 25, 2008 and further amended on August 4, 2008, Flurida Group, Inc. signed a five year distribution agreement with Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. Zhong Nan Fu Rui is a Chinese manufacturing company owned 100% by Mr. Jianfeng Ding, our president. Under the terms of the agreement Zhong Nan Fu Rui authorizes Flurida to be its exclusive sales agent for the ice making product lines, including icemaker and ice water dispensing systems all over the world. The ice making product lines shall include the products that Zhong Nan Fu Rui developed before the agreement signed and the products that will be developed solely by Zhong Nan Fu Rui during the term of the agreement. Zhong Nan Fu Rui is the exclusive supplier of the products we sell. Although the distribution agreement requires that the purchase price we will pay for these products will be comparable to what we would have paid a non-related party in arm’s-length transactions, Mr. Ding may face a conflict in calculating the price the products are sold to us and the determining amount of products we purchase. However, because Mr. Ding has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to this provision of the agreement and will not require us to purchase a quantity of products in excess of that which we can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the products.

Customers

We sell our products to refrigerator manufacturers such as Haier Group, Electrolux, Merloni Progetti, Siemens, GE Motors & Control, GE Lighting Systems, Texas Instruments, Mid-South Industries, Medea Group, Chunlan, Hisense Group, and Little Swan.

Markets

We sell our products in United States, Mexico, Canada, China, South Korea, Italy, Germany, Holland, and Spain.

Marketing

Our products will be sold directly by our officers, directors and employees to customers and potential customers. We will locate these customers primarily by personal contacts or referrals.

Our Competition and Our Market Position

Competition within the appliance parts industry is intense. We will compete with both large scale state-owned enterprises and smaller scale private companies. In addition, we also face competition from international appliance parts resellers. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do.

Our major competitor in ice maker market is Japan Servo Co., Ltd. which is headquartered in Japan. Japan Servo develops, manufactures and sells consumer and industrial small motors, as fans, blowers and sensors, and motor application products. Japan Servo's Indonesia factory, PT.Japan Servo Batam produces an aluminum icemaker. We believe based upon our knowledge of the industry that we are about 25% the size of Japan Servo. Japan Servo currently primarily sells to GE and Electrolux in USA.

Our other major competitor for ice maker and ice water dispensing system products is Mid-South Industries Inc. (MSI) Headquartered in Gadsden, AL, United States. MSI mainly designs, produces and sells automobile parts, telecommunication parts and refrigeration parts. MSI experienced a major financial problem in 2005 year which caused them to lose the businesses with Electrolux. MSI still produces a small volume of icemaker and has the capability to design and produce icemaker and ice water system products.

We compete with these and other suppliers based upon:

(1)	Our larger and more focused design group

(2)	We offer a wider range of products.

(3)	We sell in a broader market throughout the world while Japan Servo Co. Ltd.’s ice maker products are only sold in US.

Research and Development

We have not incurred research and development expenses in the last two fiscal years.

Our Intellectual Property

We have no intellectual property.

Our Employees

We have the following number of full time employees:

Clerical - 0
Operations - 5
Administrative - 1
Management - 3
Sales - 1

We have no part time employees. We have no collective bargaining agreement with our employees. We consider our relationship with our employees to be excellent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking. Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

Our business is the sale of appliance parts in Asia, Europe, North and South America. Our business is the sale of appliance parts in Asia, Europe, North and South America. We have not generated any revenues from the sale of these products. We have been developing our infrastructure to begin to sell these products and anticipate that we will have sales and revenues commencing June 2008.

These parts are manufactured in China by Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. (“Zhong Nan Fu Rui”). It was established in 2005 specializing in home appliance components and subassemblies manufacturing, and located in Qingdao City, Shandong Province, China. On September 18, 2007, amended June 25, 2008 and further amended on August 4, 2008, Flurida Group, Inc. signed a long-term distribution agreement with Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. Zhong Nan Fu Rui is a Chinese manufacturing company owned 100% by Mr. Jianfeng Ding, our president.

Results of Operations

For the period ended December 31, 2006, December 31, 2007, and March 31, 2008.

Revenue

Since our company incorporated on December 19, 2006, there was no revenue realized as of December 31, 2006, December 31, 2007, and March 31, 2008.

Cost of Revenue

Our Costs of Goods Sold, as we expected will increased slightly due to increasing Chinese Yuan’s currency exchange rate, labor costs, and raw materials. We anticipate this trend to continue and may adjust our unit price upward to reduce the impact of rising costs.

Expense

Our expenses consist of selling, general and administrative expenses, and amortization.

Expense	Year ended December 31, 2006	Year ended December 31, 2007	Three months ended March 31, 2008
Organization Cost	1,500.00	12,058.00	-
Bank Service Charges	-	199.24	660.54
Business operation tax	-	-	52.99
Business Registration	-	215.00	807.36
Insurance Expense	-	1,015.60	-
Office Supplies	-	768.66	68.45
Payroll Expense - ER
Hosing public accum fund -ER	-	-	366.70
Social insurance-ER	-	-	1,215.12
Total Payroll Expense - ER	-	-	1,581.82
Payroll Expenses - EE
Housing public accum fund -EE	-	-	366.69
Net Wage Payment-EE	-	-	45,967.33
Social Insurance-EE	-	-	412.53
Tax withholding-EE	-	-	1,010.63
Total Payroll Expenses - EE	-	-	47,757.18
Postage&Shipping	-	-	2,038.53
Professional Fees	-	-	29,412.27
Rent Expense	-	6,115.00	6,820.00
Telephone Expense	-	332.99	753.21
Travel Expense
Airfare	-	-	1,391.80
Hotel Expense	-	-	2,404.06
Travel Expense - Other	-	5.81	349.40
Total Travel Expense	-	5.81	4,145.26
Total Expense	1,500.00	20,710.30	94,097.61

We had essentially no revenue and $1500 organization cost for setting up Flurida Group, Inc. in the state of Nevada in the fiscal year ended December 31, 2006, and no operation activities for the three months ended March 31, 2007. and the organization cost of $12,058.14 incurred for registering Flurida Group European branch in Italy on December 2007, which was expensed by the Company as selling, general, and administrative expense for the year 2007.

We expect selling, general, and administrative expenses to increase in future periods as we initiate a number of marketing and promotional activities.

Income Taxes

We are subject to income taxes in the U.S., while the subsidiary in Italy is subject to the income tax laws of Italy. The representative sales office in China is not subject to Chinese income tax.

We paid no income taxes for the year ended December 31, 2006, December 31, 2007 and March 31, 2008 due to the net operation loss.

Net Loss

We incurred net losses of ($1500) for the period ended December 31, 2006, net loss of ($19,119) for the period ended December 31, 2007 and ($91,749) for the period ended March 31, 2008.

Commitments and Contingencies

The Company has signed a long-term distribution agreement with Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. Zhong Nan Fu Rui is a Chinese manufacturing company owned 100% by Mr. Jianfeng Ding, also the founder of Flurida Group, Inc.

Foreign Currency Translation

The Company has determined the United States dollars to be its functional currency for Flurida Group USA; People’s Republic of China Chinese Yuan Renminbi to be its functional currency in Flurida Qingdao office; and European Euro to be its functional currency for our Italian subsidiary. Assets and liabilities were translated to U.S. dollars at the period-end exchange rate. The exchange rate of issuance of common stocks to shareholders was used as one U.S. dollar to 7.5 Chinese Yuan (RMB). Statement of operations amounts were translated to U.S. dollars using the historic rate, i.e., the rate at first date of each month during the year. Gains and losses resulting from translating foreign currency financial statements are accumulated in other comprehensive income (loss), a separate component of shareholders’ equity.

Liquidity and Capital Resources

	At December 31	At March 31
	2007	2008

Current Ratio	1.06	0.98
Cash	$1,249,499	$1,174,085
Working Capital	$1,249,499	$1,174,085
Total Assets	$1,249,499	$1,174,085
Total Liabilities	$1,179,547	$1,195,881

Total Equity	$69,953	$(21,796)

Total Debt/Equity	16.86	-54.87

*Current Ratio = Current Assets /Current Liabilities

** Total Debt / Equity = Total Liabilities / Total Shareholders Equity.

The Company had cash and cash equivalents of $1,249,499 at December 31, 2007 and the same amount of working capital, and $ 1,174,085 at March 31, 2008 and the same amount of working capital.

The total debt of $1,179,547 for December 31, 2007 includes the $1500 initial organization cost loan from shareholders, plus the loan $1,178,047 from shareholders convertible to common shares at the annual interest rate of 8%. As of March 25, 2008, $2000 loan received for convertible 20,000 common shares at $0.10, the total loan amount convertible to common shares increase to $1,180,046.67. Therefore, the total debt of $ 1,195,881 for March 31, 2008 includes the $ 1,179,547 carry over from the period ended December 31, 2007, the $2000 loan amount incurred on March 25, and the payroll liability of $ 14,334; all of these added up as a total of $ 1,195,881.

Therefore, the changes of liabilities can be illustrated in the following table:

Liability Table Details		Loans from
	Total Liability	Shareholders-convertible
		to common shares

Loan from shareholders- 2006 organzation cost	$1,500
Loans from shareholders-convertable to common shares, 12/31/2007	$1,178,047	$1,178,047.00
Total Liabilities at December 31, 2007	$1,179,547

New loans from shareholders - convertible to common shares
March 25, 2008	$2,000	$2,000.00
Total loans from shareholders - convertible to common shares 3/25/2008		$1,180,047.00
Total loans from shareholders (all) at March 31, 2008	$1,181,547
Payroll liabilities at March 31, 2008	$14,334	$-

Total Liabilities at March 31, 2008	$1,195,881
Repay loans from shareholders- convertible to common shares
at April 1, 2008	$(25,066.67)	$(25,066.67)
New loans from shareholders - convertible to common shares	$9,926.67	$9,926.67
Total loans from shareholders-convertible to common shares
at April 1, 2008		$1,164,907.00
Loans from shareholders converted to common shares
$1,164,907 loans was converted to
11,649,067 common shares @0.10 per share April 15, 2008	$(1,164,907.00)	$(1,164,907.00)
Total Liabilities at April 15, 2008	$15,834.00
Total Debt/Equity April 15, 2008	$0.01

* the total equity at April 15, 2008 is $1,160,469

Therefore, after the total loans of $1,164,907 were converted to common shares, the total liabilities was reduced by the amount of $1,164,907 and the total equity was increased by the amount of $!,164,907. The total debt/equity ratio is changed to 0.01.

On April 1, 2008, seven non-affiliated loan holders asked for repayment of their loans in the aggregate amount of $ 25,066.67 plus the total interest accrued $624.72, which was paid on the same date, April 1, 2008; meantime, seven additional lenders loaned an aggregate amount of  $ 9,926.67. On April 15, 2008, total loan amount of $1,164,906.70 was converted to common shares at price of $0.10 per share, for the total shares of 11,649,067 shares, which were issued to the loans holders. Therefore, as of April 15, 2008, total shares issued and outstanding are 38,990,827.

Based on the above liability table, as of March 31, 2008, among the total loan amount of $1,181,547 from shareholders, $1500 is the loan from shareholder for initial organization cost, and the $1,180,047 is the loan from shareholders can be converted to common shares at $0.10 per share . At April 1, 2008, there was net repayment to some of non-affiliated loan holders for the net amount of $15,140, accordingly, the total loan amount from shareholders –convertible to common shares was $$1,164,906.70. On April 15, 2008, total loan amount of $1,164,906.70 was converted to common shares at price of $0.10 per share, for the total shares of 11,649,067 shares, which were issued to the loans holders.

Among the loan holders set forth above, the following individuals are officers, or directors, or the shareholders of more that 5% of issued common stock:

During the three months ended March 31, 2008, the officers and directors have advanced the Company for the amount of $ 609,200 (Table II). All the loans are converted to common shares for total common shares of 6,092,000 on April 15, 2008.

Table II
Name	Title	Loans Convert to Common Share (4/15/2008)
Jianfeng Ding	CEO	$300,000.00
Yaru Huang	CFO
Ying Zhong	Chief Representative, China Office	$200,000.00
Fenglan Li	Financial Manager	$15,000.00
Fuling Li	Operation Manager	$10,000.00
Xiaoyong Fu	Board Member	$75,000.00
Gian Franco Barbieri	Manager Director, Flurida Europe Company	$9,200.00
Total		$609,200.00

Therefore, among the total loan amount of $1,164,906.70 converted to common shares at price of $0.10 per share on April 15, 2008, for the total shares of 11,649,067 shares, the total of $609,200.00 are from officers, directors, or shareholders of more than 5% of common shares.

Interest Rate Risk

We do not have significant interest rate risk, as our debt obligations (i.e., notes payables to shareholders which can be converted to common stocks). The annual interest rate of notes payable is 8%, and the interest expense would be accrued if the notes were not converted to common shares, and the notes holders request the Company for repayment of principles plus the interest. Seven non-affiliated loan holders asked the Company for repayment of notes plus interest on April 14, 2008. All other loan holders converted their loans to common shares.

DESCRIPTION OF PROPERTY

We rent the following properties:

1. Flurida Group Qingdao Office

•	Address: City/State/Zip : is located at Room 301, Unit 1, Yulong Building, 19 Miaoling Road, Qingdao, China 266061.
•	Number of Square Feet: 800 Square Feet
•	Name of Landlord: Jianfeng Ding, a shareholder of Flurida Group, Inc.
•	Term of Lease: Three Year (from January 1, 2008 to December 31, 2010)
•
Monthly Rental: RMB 1800yuan (Chinese Rmb were translated to U.S. dollars using the first date of each month, the current exchange rate is 1 US dollar to 7.00 Chinese RMB, i.e, the rent is USD 257.14 per month)

•	Adequate for current needs: √ Yes

2. Flurida Group USA, Inc.

Address: City/State/Zip :is located at 800 West Fifth Avenue, Suite 210, Naperville, IL 60563.

•	Number of Square Feet: 1500 Square Feet
•	Name of Landlord: Eight Hundred Corporate Building Partnership
•	Term of Lease: ThreeYear (from Oct 1, 2007 to Sep 30, 2010)
•	Monthly Rental: $1705
•	Adequate for current needs: √ Yes

3. Flurida Group European S.R.L

Address: City/State/Zip : is located at Via locatelli 2, 21010 Vizzola, Ticino, VA-Italy.

•	Number of Square Feet: 400 Square Feet
•	Name of Landlord: TICIMPEX S.R.L
•	Term of Lease: Three Year (from January 1, 2008 to December 31, 2010)
•	Monthly Rental: euro1000 (EURO were translated to U.S. dollars using the first date of each month, the current currency exchange rate is 1 USD to 0.6420 Euro, i.e, the rent is USD 1557.63 per month)

•	Adequate for current needs: √ Yes

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 20, 2007, two founders of the Company, Jianfeng Ding and Yaru Huang purchased 25,997,760 shares at $0.001 per share. The proceeds of $25,997.76 were received from Jianfeng Ding and Yaru Huang.

On October 29, 2007, Director of the company, Xiaoyong Fu, advanced the amount of $ 50,000 for an option of converting the loan to 500,000 shares at $ 0.10 per share, and on December 31, 2007, he loaned additional $ 25,000 for an option of converting the loan to 250,000 shares at $ 0.1 per share. On December 4, 2007, Chief Representative, Ying Zhong advanced $ 200,000 for an option to purchase 2,000,000 shares at $ 0.1 per share. Moreover, on December 21, 2007, Jianfeng Ding and Yaru Huang advanced $ 300,000 to purchase additional 3,000,000 shares at $ 0.1 per share. All the above loan amount of $ 575,000 was converted to 5,750,000 common shares on April 15, 2008.

The products we sell are manufactured in China by Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. (“Zhong Nan Fu Rui”). It was established in 2005 specializing in home appliance components and subassemblies manufacturing, and located in Qingdao City, Shandong Province, China. On September 18, 2007, amended June 25, 2008 and further amended on August 4, 2008, Flurida Group, Inc. signed a five year distribution agreement with Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. Zhong Nan Fu Rui is a Chinese manufacturing company owned 100% by Mr. Jianfeng Ding, our president. Zhong Nan Fu Rui is the exclusive supplier of the products we sell. Under the terms of the agreement Zhong Nan Fu Rui authorizes Flurida to be its exclusive sales agent for the ice making product lines, including icemaker and ice water dispensing systems all over the world. The ice making product lines shall include the products that Zhong Nan Fu Rui developed before the agreement signed and the products that will be developed solely by Zhong Nan Fu Rui during the term of the agreement. On June 23, 2008, we received purchase order from Electrolux North America, for ice makers for total amount of $173,436. We have placed a purchase order to Zhong Nan Fu Rui to ship the required products to the requested port by Electrolux. Two containers were shipped to Electrolux on the port of Guangzhou, China on July 2, 2008. Although the distribution agreement requires that the purchase price we will pay for these products will be comparable to what we would have paid a non-related party in arm’s-length transactions, Mr. Ding may face a conflict in calculating the price the products are sold to us and the determining amount of products we purchase. However, because Mr. Ding has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to this provision of the agreement and will not require us to purchase a quantity of products in excess of that which we can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the products.

During the three months ended March 31, 2008, the officers and directors have advanced the Company for the amount of $ 609,200 (Table II). All the loans are converted to common shares for total common shares of 6,092,000 on April 15, 2008.

Name	Title	Loans Amount (12/31/2007)	Loans Convert to Common Share (4/15/2008)	% of Common Share
Jianfeng Ding	CEO	$300,000.00	$300,000.00	74.37%
Yaru Huang	CFO
Ying Zhong	Chief Representative, China Office	$200,000.00	$200,000.00	5.13%
Fenglan Li	Financial Manager	$15,000.00	$15,000.00	0.42%
Fuling Li	Operation Manager	$10,000.00	$10,000.00	0.29%
Xiaoyong Fu	Board Member	$75,000.00	$75,000.00	1.92%
Gian Franco Barbieri	Manager Director, Flurida Europe Company	$9,200.00	$9,200.00	0.26%
Total		$609,200.00	$609,200.00	82.39%

Therefore, among the total loan amount of $1,164,906.70 converted to common shares at price of $0.10 per share on April 15, 2008, for the total shares of 11,649,067 shares, the total of $609,200.00 are from officers, directors, or shareholders of more than 5% of common shares.

We rent the following property from Mr. Ding: Flurida Group Qingdao Office. The rent is approximately $250 per month. We believe the rent paid for this space was comparable to what we would have paid a non-related party in arm’s-length transactions.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resells. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

• Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
• Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
• Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and
• Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 – 8 weeks for the NASD to issue a trading symbol.

Sales of our common stock under Rule 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

There are 6,861,067 shares of our common stock held by non- affiliates and 32,192,760 shares held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

6,861,067 of our shares held by non-affiliates are currently eligible for resale or are being registered in this offering, however affiliates will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately 134 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through December 31, 2008, assuming this registration statement is declared effective before that date. Thereafter, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2008. If we subsequently decide to cease filing reports, our securities can no longer be quoted on the OTC Bulletin Board. We will voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our PEO who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us or our subsidiary for the latest two fiscal years ended December 31, 2007, and December 31, 2006.

Name	Title	Year	Salary	Bonus	Stock awards	Option awards	Non equity incentive plan compensation	Non qualified deferred compensation	All other compensation	Total

Jianfeng Ding	Chairman CEO	2007	0	0	0					0
Yaru Huang	CFO	2007	0	0	0					0

Compensation Agreements
We have the following oral compensation agreements:

Mr. Jianfeng Ding, Chairman, CEO, and President:

Main responsibilities of the position are as follows:

1.
Board Administration and Support — Supports operations and administration of Board by advising and informing Board members, interfacing between Board and staff, and supporting Board's evaluation of chief executive.

2.	Program, Product and Service Delivery — Oversees design, marketing, promotion, delivery and quality of programs, products and services

3.
Financial, Tax, Risk and Facilities Management — Recommends investment activities, issue quarterly and annual reports for Board approval and prudently manages organization's resources within those guidelines according to current laws and regulations

4.	Human Resource Management — Effectively manages the human resources of the organization according to authorized personnel policies and procedures that fully conform to current laws and regulations

5.	Community and Public Relations — Assures the organization and its mission, programs, products and services are consistently presented in strong, positive image to relevant shareholders.

6.
Raising capitals — Oversees capital raising planning and implementation, including identifying resource requirements, establishing strategies to approach investors, submitting proposals and administrating capital raise records and documentation.

Employment period is three years from December 2006 to December 2009. Annual salary will be $80,000 starting to pay at January, 2009. The salaries accrued from December 2006 and December 2008 will be waived by Jianfeng Ding. Accordingly, there is no salary payment for Jianfeng Ding in 2006, 2007, and 2008, respectively.

Ms. Yaru Huang, CFO

Main responsibilities of the position are as follows:

1.
Oversee the corporate finance in accordance with the General Accepted Accounting Principles of the United States, General Principles of Corporate Finance, and Financial Management System developed by the company.

2.	Implement the directives of the CEO and the Board of Directors in the following financial areas: allocation of all the corporate capital and management of the company’s capital or other investments..

3.	Develop corporate financial plan, control auditing analysis, raise capitals legally, make use of the corporate assets effectively, and make every efforts to increase the corporate economic benefits.

4.	Supervise and manage the finances of the subsidiaries of the company.

Employment period is three years from December 2006 to December 2009. Annual salary will be $50,000 starting to pay at January, 2009.

The salaries accrued from December 2006 to December 2008 will be waived by Yaru Huang. Accordingly, there is no salary payment for Yaru Huang in 2006, 2007, and 2008, respectively.

Ying Zhong, Chief Representative of Flurida Group Qingdao Office

Main responsibilities of the position are as follows:

1.	In charge of general management of Flurida Group Qingdao Office.
2.	Report to CEO about decisions regarding human resource, financing, marketing, manufacturing, and customer services. Take charge of the allocation of all the resources in Flurida Qingdao Office.

Employment period is three years from October 2007 to October 2010. Annual salary will be $20,000 starting to pay at January, 2009. The salaries accrued from October 2007 to December 2008 will be waived by Ying Zhong. Accordingly, there is no salary payment for Ying Zhong in 2007, and 2008, respectively.

Gian Franco Barbieri, General Manager of Flurida Europe.

Main responsibilities of the position are as follows:

1.	In charge of general management of Europe Flurida SRS.

2.	Report to CEO about decisions regarding human resource, financing, marketing, manufacturing, and customer services. Take charge of the allocation of all the resources in Europe Flurida.

Employment period is three years from January 2008 to December 2010. Annual salary is $20,000 starting to pay at April, 2008.

The salaries for the above employees will be paid starting on January 1, 2009.

Compensation Committee Interlocks and Insider Participation

We have no compensation committee (or other board committee performing equivalent functions). The board of directors will make decisions for the compensation of executive officers. Currently, there are four directors: Jianfeng Ding, Yaru Huang, Ying Zhong are also executive officers and shareholders with more than 5% of issued common stocks; Director Xiayong Fu is an outside director without participating the Company’s daily management function. Xiaoyong Fu is not compensated for serving as director. During the last completed fiscal year, there are no other individuals participated in deliberations of the registrant’s board of directors concerning executive officer compensation.

Board of Directors

Members of our Board of Directors do not receive compensation for their services as Directors.

FINANCIAL STATEMENTS

FLURIDA GROUP, INC.
(A Development Stage Enterprise)

Audited Financial Statements

As of December 31, 2007, and 2006

Table of Contents

Independent Auditor’s Report on the Consolidated Financial Statements	F-3

Balance Sheet	F-4

Statement of Operation	F-5

Shareholders Equity	F-6

Cash Flows	F-7

Notes to Financial Statements	F-8

Independent Registered Public Accounting Firm’s Auditor’s Report on the Consolidated Financial Statements

Board of Directors and Shareholders of Flurida Group, Inc.

We have audited the accompanying consolidated balance sheets of Flurida Group, Inc. and Subsidiary Companies as of December 31, 2007, and 2006, and the related consolidated statements of loss, shareholders’ equity, and cash flows for year ended December 31, 2007, and the period December 19, 2006 (date of inception ) through December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flurida Group, Inc. and Subsidiary Companies as of December 31, 2007, and 2006, and the results of its operations and their cash flows for the year ended December 31, 2007, and the period December 19, 2006 (date of inception) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note E to the financial statements, the Company’s lack of operating history and financial resources raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operations.

As discussed in Note F, Error Corrections for Accounting of Organization Costs, to the financial statements, the Company restate the financial statements to adjust the organization costs as expense as incurred based on Statements of Position (SOP) 98-5 and Statement of Financial Accounting Standards (SFAS) No. 154. In the previous issued financial statements dated May 25, 2008, the organization costs incurred for the period December 19, 2006(date of inception) through December 31, 2006, and for the year 2007, were amortized over the 5 year periods. SOP 98-5 states that organization costs should be expensed as incurred. Therefore, the financial statements were restated retroactively for the period December 19, 2006(date of inception) through December 31, 2006, and for the year 2007, respectively.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Chicago, IL

July 5, 2008

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2007	2006
	As Adjusted	As Adjusted
	(Note F)	(Note F)
ASSETS
Current assets
Cash and cash equivalents	$1,249,499	$-
Accounts receivable, net	-	-
Total Current Assets	$1,249,499	$-

Property, plant and equipment, net	-

Other assets
Organization Cost	-	-
TOTAL ASSETS	$1,249,499	$-

LIABILITIES & EQUITY
Current liabilities	-	-
Loans from shareholders	$1,179,547	$1,500

Stockholders' equity: Equity
Common stock, $0.001 par value;
200,000,000 shares authorized;
27,287,760 shares issued and outstanding.	$27,292	$-

Paid-in capital	63,406	-

Deficit accumulated during the development stage	(20,619)	(1,500)

Accumulated other comprehensive income(loss)	(126)	-

Total stockholders' equity	$69,953	$(1,500)

TOTAL LIABILITIES & EQUITY	$1,249,499	$-

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF LOSS

		Period	Cumulative from
		December 19,	December 19,
		2006 (Date of	2006 (Date of
		Inception)	Inception)
	Year Ended	Through	Through
	December 31,	December 31	December 31,
	2007	2006	2007
	As Adjusted	As Adjusted
	(Note F)	(Note F)

Revenues:
Cost of Goods Sold	$-	$-	$-
Gross Profit	$-	$-	$-
Operating expenses:
Research and development	-	-

Selling, general and administrative expenses	20,710	1,500	22,210

Depreciation and amortization expenses	-	-	-

Total Operating Expenses	20,710	1,500	22,210

Operating loss	$(20,710)	$(1,500)	(22,210)

Investment income, net	$1,591	$-	1,591
Interest Expense, net	-	-	-
Loss before income taxes	(19,119)	(1,500)	(20,619)
Loss tax expense	-	-	-

Net loss	$(19,119)	$(1,500)	(20,619)

Net loss per common share-Basics (Note B)	$(0.00)	$(0.00)	$(0.00)
Net loss per common share-Diluted (Note B)	$(0.00)	$(0.00)	$(0.00)

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
Year Ended December 31, 2007 and
the Period December 19, 2006 (Date of Inception)
through December 31, 2006

				Deficit
				Accumulated	Accumulated
			Additional	During the	Other	Total
	Common Stock		Paid-in	Development	Comprehensive	Stockholders'
	Shares	Amount	Capital	Stage	Loss	Equity
Net loss for the year ended
December 31 , 2006				$(1,500)		$(1,500)

Balance, December 31, 2006				$(1,500)		$(1,500)

Proceeds from sale of
common stock @0.001
per share	25,997,760	$25,998	$-	$-		$25,998
on August 20, 2007

Issuance of common
stocks to shareholders
@0.05 per share
on December 24, 2007	1,294,000	$1,294	$63,406			$64,700

Adjustment for Exchange
rate changes					$(126)	$(126)

Net loss for the year
ended December 31, 2007				$(19,119)		$(19,119)

Balance, December 31, 2007	27,291,760	$27,292	$63,406	$(20,619)	$(126)	$69,953

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF CASH FLOWS

		Period	Cumulative from
		December 19,	December 19,
		2006 (Date of	2006 (Date of
		Inception)	Inception)
	Year Ended	Through	Through
	December 31,	December 31	December 31,
	2007	2006	2007
	As Adjusted	As Adjusted
	(Note F)	(Note F)
Operating Activities:
Net loss	$(19,119)	$(1,500)	$(20,619)

Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	-	-
Net cash provided by operating activities	$(19,119)	$(1,500)	(20,619.00)

Investing Activities:
Organization cost	-	-	-
Net cash provided by investing activities	$-	$-	$-

Financing Activities:
Proceeds from issuance of common stock	90,698	-	90,698
Proceeds from loan from shareholders	1,178,046	1,500	1,179,546
Net cash provided by financing activities	$1,268,744	$1,500.00	$1,270,243.76

Effect of Exchange Rate on Cash	$(126)	$-	$(126.00)
Net increase (decrease) in cash and cash equivalents	$1,249,499	$-	$1,249,498.76
Cash and cash equivalents at beginning of the year	$-	$-	-
Cash and cash equivalents at end of year	$1,249,499	$-	$1,249,498.76

FLURIDA GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A- BUSINESS DESCRIPTION

Flurida Group, Inc. (the “Company”), incorporated under the laws of Nevada on December 19, 2006, with registered address at 502 East John Street, Carson City, NV 89706. Flurida Group, Inc. operates its business in USA as Flurida Group USA, Inc., the Company’s wholly owned branch located in the State of Illinois and has principle office at 800 West Fifth Avenue, Suite 210, Naperville, IL 60563.

Besides USA operation, Flurida Group, Inc. also established one representative office in China and one subsidiary in Europe:

Flurida Group Qingdao Office. (“Flurida Qingdao”): Flurida Group Qingdao Office is registered on December 10, 2007. It is a representative office on behalf of Flurida Group, Inc. to conduct the business of trading services, distribution, and marketing of the appliance parts in China. The Flurida Group Qingdao Office is located at Room 301, Unit 1, Yulong Building, 19 Miaoling Road, Qingdao, China 266061. Flurida Qingdao

Flurida Group European S.R.L (“Flurida European”): Flurida Group European S.R.L. was established on December 28, 2007 and is 100% owned by Flurida Group, Inc. Flurida European is in the business of trading services, distribution, and marketing of the appliance parts in Europe. The Flurida European is located at Via locatelli 2, 21010 Vizzola, Ticino, VA-Italy.

The Company can be considered as a development stage enterprise based on the paragraphs 8 and 9 of Statements of Financial Accounting Standards No. 7 (SFAS 7). Based on the SFAS 7, if the company is devoting substantially all of its efforts to establishing a new business and the planned principal operations have commenced, but there has been no significant revenue therefrom.

The Company’s main business includes sourcing, distribution and marketing of appliance parts in Asia, Europe, North and South America.

These parts are manufactured in China by Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. (“Zhong Nan Fu Rui”). It was established in 2005 specializing in home appliance components and subassemblies manufacturing, and located in Qingdao City, Shandong Province, China. On September 18, 2007, amended June 25, 2008 and further amended on August 4, 2008, Flurida Group, Inc. signed a long-term distribution agreement with Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. Zhong Nan Fu Rui is a Chinese manufacturing company owned 100% by Mr. Jianfeng Ding, the founder of the Company.

FLURIDA GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The financial statements reflect the assets, revenues and expenditures of the Company on the accrued basis of accounting.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Flurida Group USA, Flurida Group Qingdao Office, and Flurida Group European S.R.L. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Foreign Currency Translation

The Company has determined the United States dollars to be its functional currency for Flurida Group USA; People’s Republic of China Chinese Yuan Renminbi to be its functional currency in Flurida Qingdao office; and European Euro to be its functional currency for Italian subsidiary. Assets and liabilities were translated to U.S. dollars at the period-end exchange rate. Statement of operations amounts were translated to U.S. dollars using the first date of each month during the year. Gains and losses resulting from translating foreign currency financial statements are accumulated in other comprehensive income (loss), a separate component of shareholders’ equity.

Property, Plant, and Equipment Depreciation

Property, plant, and equipment are stated at cost. Depreciation is being provided principally by straight line methods over the estimated useful lives of the assets. As of December 31, 2007, there were no fixed assets in the Company’s balance sheets.

FLURIDA GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Organization Cost

The Company incurred certain legal fee and organization cost for setting up Flurida Group, Inc. in the State of Nevada, and the Company was incorporated on December 19, 2006, the cost was $1500.00 which was fully expensed in 2006. Flurida Group European S.R.L. was established in December 2007, and the organization cost was $12,058, which was expensed in December 2007.

Stock-Based Compensation

The Company accounts for stock issued for services using the fair value method. In accordance with Emerging Issues Task Force (“EITF”) 96-98, the measurement date of shares issued for services is the date at which the counterparty’s performance is complete.

Basics and Diluted Net Loss Per Common Share

The Company computes per share amounts in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of basis and diluted EPS. Basic EPS is computed by dividing the income (loss) available to Common Shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the periods.

The Company only issued one type of shares, i.e., common shares only. There are no other types securities were issued. Accordingly, the diluted and basics net loss per common share are the same.

In 2006, the Company did not issue any shares to any shareholders. Therefore, in 2006, there is no outstanding common shares available. The diluted and basics net loss per common share for the period from December 19 (Date of inception) to December 31, 2006, is zero.

The following table shows the calculations for basics and diluted net loss per common share for the year 2007 and cumulative period from December 19 (Date of inception) through December 31, 2007.

	Year 2007

Basic & Diluted EPS Computation

Net Loss		$(19,119)
Loss avaiable to common stockholders		$(19,119)

Dates	Shares	Fraction of Period	Weighted -
Outstanding	Outstanding	On Daily Basis	Average Shares

August 20, 2007	25,997,760	134 / 365	9,544,383

December 24, 2007	1,294,000	8 / 365	28,362

Weighted-average shares			9,572,745

Basic & Diluted Net Loss Per Common Share	$(0.00)

Cumulative Period From December 19 2006 to December 31, 2007

Loss available to common stockholders

Net Loss December 31, 2006	($1,500)
Net Loss December 31, 2007	($19,119)
Loss available to common stockholders	($19,119)

Dates	Shares	Fraction of Period	Weighted -
Outstanding	Outstanding	On Daily Basis	Average Shares

December 19, 2006	0	0	0

August 20, 2007	25,997,760	134 / 378	9,216,137

December 24, 2007	1,294,000	8 / 378	27,386

December 31, 2007	0		0

Weighted-average shares			9,243,523

Basic & Diluted Net Loss Per Common Share	$(0.00)

The equation from computing basic and diluted EPS is:

Income available to common shareholders/Weighted-average shares

Income Tax

The Company filed extension for corporate tax return Form 1120 to Internal Revenue Service and IL 1120 to the State of Illinois. There is no income tax for the State of Nevada. China’s Qingdao representative office expenditures will be reported in the Company’s U.S. tax return Form 1120. Flurida Group European will report income tax return to Italy government.

Payroll Expense

In 2006, and 2007, there were no active employees in the Company, accordingly, there was no payroll expense recorded.

FLURIDA GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans from Shareholders

From October to December 2007, the Company incurred short-term loans from shareholders. As of December 31, 2007, loan amount of $1,178,046.67, for the share at $0.10 convert to common stocks. If the loan is not converted to common shares, the Company will pay annual interest rate of 8%.

The loans advanced from all shareholders to the Company are short-term loans for 6 months. Loan holders can convert their loan amount to common shares at mutually agreed price. The conversion rate of $0.10 per share is based on the management’s best belief that the conversion rate is equivalent to the market price at the date the loans were converted to common shares. Due to the Company is not a public company and the exact market price may be difficult to obtain. However, the management projected that the price of $0.10 per share on April 15, 2008 is a reasonable price and it was mutually agreed by loan holders and the Company.

Concentration of credit risk

The Company maintains its cash in bank accounts which, at times, may exceed the federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (SFAS 153), “Exchange of Non-monetary Assets.” SFAS 153 amends the guidance in APB No. 29, “Accounting for Non-monetary Assets.” APB No. 29 was based on the principle that exchanges of non-monetary assets should be measured on their fair value of the assets exchanged. SFAS 153 amends APB No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 151 is effective for financial statements issued for fiscal years beginning after June 15, 2005. In December 2004, the FASB revised Statement of Financial Accounting Standards No. 123 (SFAS 123 (R)), “Accounting for Stock-Based Compensation.” The SFAS 123(R) revision established for accounting for transactions in which an entity exchanges its equity instruments for goods or services and focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It does not change the accounting guidance for share-based payment transactions with parties other than employees. For public entities that file as small business issuers, the revisions to SFAS 123 (R) are effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Flurida Group, Inc. adopted the SFAS 123 (R), but because there was only payment transactions with parties other than employees, accordingly, adoption of SFAS 123 (R) is not have a material impact on the current Company’s financial position or results of operations.

FLURIDA GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In May 2005, the FASB issued SFAS no. 154, “Accounting Changes and Error Corrections (“SFAS No. 154”) which replaces APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of ABP Opinion No. 28. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. Specifically, this statement requires “retrospective application” of the direct effect for a voluntary change in accounting principle to prior periods’ financial statements, if it is practical to do so. SFAS No. 154 also strictly defines the term “restatement” to mean the correction of an error revising previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

The Company made a change to report the initial organization costs as expense as incurred. In the first issued financial statements filed in S-1 with SEC on May 27, 2008, the organization costs were amortized over the 5 years. In fact, the paragraph 12 of Statements of Position (SOP) 98-5 states that cost of start-up activities, including organization costs, should be expensed as incurred. Accordingly, the financial statements for the period from December 19, 2006 (date of inception) through December 31, 2006, and for the year ended December 31, 2007 were restated based on the guidance of SFAS No. 154.

The detailed adjustments on the results of the Company’s operations, financial positions and cash flows are disclosed in Note F, Error Corrections for Accounting of Organization Costs.

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), and supplemented by FASB Financial Staff Position FIN 48-1, Definition of Settlement in FASB Interpretation No. 48, issued May 2, 2007. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Company in the fiscal year 2008.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for using fair value assets and liabilities, and expends disclosures about fair value measurements. This statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The management believes that there is no material impact on its consolidated results of operations, cash flows, and financial position.

FLURIDA GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, Quantifying Financial Misstatements (“SAB 108”), which expresses the Staff’s views regarding the process of quantifying financial statement misstatements. Registrants are required to quantify the impact of correcting all misstatements, including both carryover and reversing effects of prior year misstatements, on the current year financial statements. The financial statements would  require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. SAB 108 is effective for financial statements covering the first fiscal year ending after November 15, 2006. The management believes that there is no material impact on its consolidated results of operations, cash flows, and financial position.

NOTE C – RELATED PARTY TRANSACTIONS

Cost of Goods Sold

The Company’s purchase cost is primarily from supplier, Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd., owned 100% by the founder of the Company, Jianfeng Ding. Due to Jianfeng Ding, and Yaru Huang, husband and wife, combined hold 74.37% issued common shares for Flurida Group, Inc., the two entities, Flurida Group, Inc., and Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd., are under conmmon control according to EITF 02-5.

The products the Company will sell are manufactured in China by Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. (“Zhong Nan Fu Rui”). It was established in 2005 specializing in home appliance components and subassemblies manufacturing, and located in Qingdao City, Shandong Province, China. On September 18, 2007, amended June 25, 2008 and further amended on August 4, 2008, Flurida Group, Inc. signed a five year distribution agreement with Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. Zhong Nan Fu Rui is a Chinese manufacturing company owned 100% by Mr. Jianfeng Ding, our president. Under the terms of the agreement Zhong Nan Fu Rui authorizes Flurida to be its exclusive sales agent for the ice making product lines, including icemaker and ice water dispensing systems all over the world. The ice making product lines shall include the products that Zhong Nan Fu Rui developed before the agreement signed and the products that will be developed solely by Zhong Nan Fu Rui during the term of the agreement. Zhong Nan Fu Rui is the exclusive supplier of the products we sell. Although the distribution agreement requires that the purchase price we will pay for these products will be comparable to what we would have paid a non-related party in arm’s-length transactions, Mr. Ding may face a conflict in calculating the price the products are sold to us and the determining amount of products we purchase. However, because Mr. Ding has a fiduciary duty to us and our shareholders, he has indicated that he will assure strict adherence to this provision of the agreement and will not require us to purchase a quantity of products in excess of that which we can reasonably afford or reasonably expect to sell in within two to three months of our purchase of the products.

The management of Flurida Group, Inc. believes that the purchase price for the parts from Zhong Nan Fu Rui will be market price. Flurida Group, Inc. and Zhong Nan Fu Rui are two totally separated entities, i.e., Flurida Group, Inc. is a USA corporation and will fully comply with USA regulations and USA general accepted accounting principles; Zhong Nan Fu Rui is a Chinese company and it will comply with Chinese legal systems. Flurida Group, Inc. and Zhong Nan Fu Rui will operate independently. Zhong Nan Fu Rui, as a Chinese local manufacturer, will record their manufacturing costs and inventories based on the Chinese accounting regulations rulings. But, when Flurida Group, Inc. purchase the parts from Zhong Nan Fu Rui, Flurida Group will record the actual costs paid to Zhong Nan Fu Rui as the costs for inventory of Flurida Group, Inc. There is no any relationship for Zhong Nan Fu Rui’s manufacturing historic costs with Flurida Group’s inventory value. Specifically, Flurida’s inventory value is equal to the purchase price or actual cost of the parts purchased from Zhong Nan Fu Rui, and the purchase price of the parts will be fair market price. Flurida Group, Inc. will adopt the first-in and first-out inventory system according to generally accepted accounting principles in USA.

FLURIDA GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C – RELATED PARTY TRANSACTIONS (Continued)

Loans from Officers and Directors

Since the date of Company’s inception on December 19, 2006, the officers and directors have advanced the Company for the amount of $ 609,200 (Table I) at December 31, 2007.
Table I
Name	Title	Loans Amount
Jianfeng Ding	CEO	$300,000.00
Yaru Huang	CFO
Ying Zhong	Chief Representative, China Office	$200,000.00
Fenglan Li	Financial Manager	$15,000.00
Fuling Li	Operation Manager	$10,000.00
Xiaoyong Fu	Board Member	$75,000.00
Gian Franco Barbieri	Manager Director, Flurida Europe Company	$9,200.00
Total		$609,200.00

NOTE D – SHAREHOLDERS’ EQUITY

On December 19, 2006, the Company was incorporated in the State of Nevada, but no activities until August 20, 2007.

On August 20, 2007, two founders of the Company, Jianfeng Ding and Yaru Huang purchased 25,997,760 shares at $0.001 per share. The proceeds of $25,997.76 were received.

On December 24, 2007, additional 1,294,000 shares were issued to other shareholders and sold at price of $0.05 per share. The proceeds of $64,700 were received.

As of December 31, 2007, and March 31, 2008, there were total 27,291,760 shares issued and outstanding for the total stockholders equity of $92,986.

NOTE E – GOING CONCERN

The Company’s lack of operating history and financial resources raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operations. However, due to the close relationship between the Company and it’s supplier, Zhong Nan Fu Rui, which is 100% owned by the founder, Jianfeng Ding, Zhong Nan Fu Rui’s current customers can be served by the Company for the same quality of products and services. Therefore, the management believes that the revenues will be generated to cover its operational costs and the risk of going concern in long term is significantly low.

NOTE F – ERROR CORRECTIONS FOR ACCOUNTING OF ORGANIZATION COSTS

In the previous issued audited financial statements dated May 25, 2008, the organization costs incurred for the period December 19, 2006(date of inception) through December 31, 2006, and for the year 2007, were amortized over the 5 year periods. SOP 98-5 states that organization costs should be expensed as incurred. Therefore, the comparative financial statements of prior periods have been adjusted to apply the new method retrospectively. The following financial statement line items for the period December 19, 2006(date of inception) through December 31, 2006, and for the year 2007 were affected by the change from amortization method to full expense accounting method.

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF LOSS
For the Period December 19, 2006 (Date of Inception)
Through December 31, 2006

	As Originally
	Reported
	Under Amortization	As	Effect of
	Method	Adjusted	Change

Revenues:
Cost of Goods Sold	$-	$-	$-
Gross Profit	$-	$-	$-
Operating expenses:

Research and development	-	-

Selling, general and administrative expenses		1,500	$1,500

Depreciation and amortization expenses	25	-	$(25)

Total Operating Expenses	25	1,500	$1,475

Operating loss	$(25)	$(1,500)	$(1,475)

Investment income, net	$-	$-	$-
Interest Expense, net	-	-
Loss before income taxes	(25)	(1,500)	$(1,475)
Loss tax expense	-	-
Net loss	$(25)	$(1,500)	$(1,475)
Net loss per common share-Basics	$(0.00)	$(0.00)	$-
Net loss per share-Diluted	$(0.00)	$(0.00)	$-

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF LOSS
For the Year Ended December 31, 2007

	As Originally
	Reported
	Under Amortization	As	Effect of
	Method	Adjusted	Change

Revenues:
Cost of Goods Sold	$-	$-	$-
Gross Profit	$-	$-	$-
Operating expenses:
Research and development	-	-

Selling, general and administrative expenses	8,652	20,710	$1,500

Depreciation and amortization expenses	500	-	$(25)

Total Operating Expenses	9,152	20,710	$1,475

Operating loss	$(9,152)	$(20,710)	$(1,475)

Investment income, net	$1,591	$1,591	$-
Interest Expense, net	-	-
Loss before income taxes	(7,561)	(19,119)	$(11,558)
Loss tax expense	-	-
Net loss	$(7,561)	$(19,119)	$(11,558)
Net loss per common share-Basics	$(0.00)	$(0.00)	$-
Net loss per share-Diluted	$(0.00)	$(0.00)	$-

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
CONSOLIDATED BALANCE SHEETS
December 31, 2006

	As Originally	AS	Effect of
	Reported	Adjusted	Change
ASSETS
Current assets
Cash and cash equivalents	$-	$-	$-
Accounts receivable, net	-	-
Total Current Assets	$-	$-	$-

Property, plant and equipment, net	-

Other assets
Organization Cost	$1,475.00	-	(1,475.00)
TOTAL ASSETS	$1,475	$-	$(1,475)

LIABILITIES & EQUITY
Current liabilities	-	-
Loans from shareholders	$1,500	$1,500	$-

Stockholders' equity: Equity
Common stock, $0.001 par value;
200,000,000 shares authorized;
27,287,760 shares issued and outstanding.	$-	$-	$-

Paid-in capital	-	-

Deficit accumulated during the development stage	$(25)	$(1,500)	$(1,475)

Accumulated other comprehensive income(loss)	-	-

Total stockholders' equity	$(25)	$(1,500)	$(1,475)

TOTAL LIABILITIES & EQUITY	$1,475	$-	$(1,475)

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
CONSOLIDATED BALANCE SHEETS
December 31, 2007

	As Originally	As	Effect of
	Reported	Adjusted	Change
ASSETS
Current assets
Cash and cash equivalents	$1,249,499	$1,249,499	$-
Accounts receivable, net	-	-
Total Current Assets	$1,249,499	$1,249,499	$-

Property, plant and equipment, net	-

Other assets
Organization Cost	$13,033	-	(13,033)
TOTAL ASSETS	$1,262,532	$1,249,499	$(13,033)

LIABILITIES & EQUITY
Current liabilities	-	-
Loans from shareholders	$1,179,547	$1,179,547	$-

Stockholders' equity: Equity
Common stock, $0.001 par value;
200,000,000 shares authorized;
27,287,760 shares issued and outstanding.	$27,292	$27,292	$-

Paid-in capital	63,406	63,406	$-

Deficit accumulated during the development stage	(7,586)	(20,619)	(13,033)

Accumulated other comprehensive income(loss)	(126)	(126)	-

Total stockholders' equity	$82,986	$69,953	$(13,033)

TOTAL LIABILITIES & EQUITY	$1,262,532	$1,249,499	$(13,033)

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period December 19, 2006 (Date of Inception)
Through December 31, 2006

	As Originally	As	Effect of
	Reported	Adjusted	Change
Operating Activities:
Net loss	$(25)	$(1,500)	$(1,475)

Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	-	-
Net cash provided by operating activities	$(25)	$(1,500)	$(1,475)

Investing Activities:
Organization cost	(1,500)	-	$1,500
Net cash provided by investing activities	$(1,500)	$-	$1,500

Financing Activities:
Proceeds from issurance of common stock	-	-
Proceeds from loan from shareholders	1,500	1,500	$-
Net cash provided by financing activities	$1,500	1,500	$-

Effect of Exchange Rate on Cash	$-	$-
Net increase (decrease) in cash and cash equivalents	$-	$-
Cash and cash equivalents at beginning of the year	$-	$-
Cash and cash equivalents at end of year	$-	$-	$-

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2007

	As Originally	As	Effect of
	Reported	Adjusted	Change
Operating Activities:
Net income (Loss)	$(7,561)	$(19,119)	$(11,558)

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	500	-	(500)
Net cash provided by operating activities	$(7,061)	$(19,119)	(12,058)

Investing Activities:
Organization cost	12,058	-	(12,058)
Net cash provided by investing activities	$12,058	$-	$(12,058)

Financing Activities:
Proceeds from issurance of common stock	$90,698	$90,698.00	$-
Proceeds from loan from shareholders	1,178,046	1,178,046	-
Net cash provided by financing activities	$1,268,744	1,268,744	$-

Effect of Exchange Rate on Cash	$(126)	$(126)	-
Net increase (decrease) in cash and cash equivalents	$1,249,499	$1,249,499	-
Cash and cash equivalents at beginning of the year	$-	$-	-
Cash and cash equivalents at end of year	$1,249,499	$1,249,499	-

Interim Condensed Consolidated Financial Statements
Flurida Group, Inc
(A Development Stage Enterprise)
Three Months Ended March 31, 2008 and 2007

Contents

Condensed Consolidated Financial Statement (unaudited):

FLURIDA GROUP, INC.
(A Develoment Stage Enterprise)
CONSOLIDATED BALANCE SHEETS

March
31, 2008
( Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,174,084
Accounts receivable, net	-
Total Current Assets	$1,174,084

Property, plant and equipment, net

Other assets
Organization Cost	-
TOTAL ASSETS	$1,174,084

LIABILITIES & EQUITY

Current liabilities	-
Payroll liability	14,334
Loans from shareholders	$1,181,546

Total liability	$1,195,880

Stockholders' equity: Equity
Common stock, $0.001 par value;
200,000,000 shares authorized;
27,287,760 shares issued and outstanding.	$27,292

Paid-in capital	63,406

Deficit accumulated during the development stage	(112,368)

Accumulated other comprehensive income(loss)	(126)

Total stockholders' equity	$(21,796)

TOTAL LIABILITIES & EQUITY	$1,174,084

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
CONSOLIDATED STATEMENT OF INCOME

	Three	Three	Cumulative from
	Months Ended	Months Ended	December 19, 2006
	March 31	March 31,	to March 31,
	2007	2008	2008
		(Unaudited)	(Unaudited)

Revenues:
Cost of Goods Sold	$-	$-	$-
Gross Profit	$-	$-	$-
Operating expenses:

Research and development	-	-

Selling, general and administrative expenses	-	94,098	94,098

Depreciation and amortization expenses		-

Total Operating Expenses	-	94,098	94,098

Operating Loss	$-	$(94,098)	$(94,098)

Investment income, net	$-	$2,349	$2,349
Interest Expense, net	-	-	-
Loss before income taxes	-	(91,749)	(91,749)
Loss tax expense	-	-	-
Net loss	$-	$(91,749)	$(91,749)

Net loss per common share-Basics	-	$(0.00)	$(0.01)
Net loss per share-Diluted		$(0.00)	$(0.01)

FLURIDA GROUP, INC.
(A Development Stage Enterprise)
FOR THE PERIOD ENDED MARCH 31, 2008

				Deficit)
				Accumulated	Accumulated
			Additional	During the	Other	Total
	Common Stock		Paid-in	Development	Comprehensive	Stockholders'
	Shares	Amount	Capital	Stage	Loss	Equity
Net loss for the year ended
December 31 , 2006				$(1,500)		$(1,500)

Balance, December 31, 2006				$(1,500)		$(1,500)

Proceeds from sale of
common stock @0.001
per share on August 20, 2007	25,997,760	$25,998	$-	$-		$25,998

Issuance of common
stocks to shareholders
@0.05 per share
on December 24, 2007	1,294,000	$1,294	$63,406			$64,700

Adjustment for Exchange
rate changes					$(126)	$(126)

Net loss for the year
ended December 31, 2007				$(19,119)		$(19,119)

Balance, December 31, 2007	27,291,760	$27,292	$63,406	$(20,619)	$(126)	$69,953

Net loss for the period
ended March 31, 2008				$(91,749)		$(91,749)

Balance, March 31, 2008	27,291,760	$27,292	$63,406	$(112,368)	$(126)	$(21,796)

FLURIDA GROUP, INC.
(Development Stage Enterprise)
CONSOLIDATED STATEMENT OF CASH FLOWS

			Cumulative from
			December 19,
			2006 (Date of
	Three Month	Three Month	Inception)
	Ended	Ended	Through
	March 31,	March 31,	March 31,
	2007	2008	2008
		Unaudited	Unaudited

Operating Activities:
Net loss	$-	$(91,749)	$(112,368)

Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	-	-
Increase in payroll payable	-	14,334	$14,334
Net cash provided by operating activities	$-	$(77,415)	$(98,034)

Investing Activities:
Organization cost	-	-
Net cash provided by investing activities	$-	$-	$-

Financing Activities:
Proceeds from issuance of common stock	-	-	$90,698
Proceeds from loan from shareholders	-	2,000	$1,181,546
Net cash provided by financing activities	$-	2,000	$1,272,244

Effect of Exchange Rate on Cash	$-	$-	$(126)
Net increase (decrease) in cash and cash equivalents	$-	$(75,415)	$1,174,084
Cash and cash equivalents at beginning of the year	$-	$1,249,499	$-
Cash and cash equivalents at end of year	$-	$1,174,084	$1,174,084

FLURIDA GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statement (unaudited)
Three Months Ended March 31, 2008 and 2007

NOTE A – BUSINESS DESCRIPTION

The unaudited interim financial statements reflect all adjustments which are, in the opinion of management necessary for a fair statement of the results of the interim periods included.

Flurida Group, Inc. (the “Company”), incorporated under the laws of Nevada on December 19, 2006, operates its business in USA as Flurida Group USA, Inc., the Company’s wholly owned branch located in the State of Illinois and has principle office at 800 West Fifth Avenue, Suite 210, Naperville, IL 60563.

The Company can be considered as a development stage enterprise based on the paragraphs 8 and 9 of Statements of Financial Accounting Standards No. 7 (SFAS 7). Based on the SFAS 7, if the company is devoting substantially all of its efforts to establishing a new business and the planned principal operations have commenced, but there has been no significant revenue therefrom.

The Company’s main business includes sourcing, distribution and marketing of appliance parts in Asia, Europe, North and South America.

These parts are manufactured in China by Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. (“Zhong Nan Fu Rui”). It was established in 2005 specializing in home appliance components and subassemblies manufacturing, and located in Qingdao City, Shandong Province, China. On September 18, 2007, amended June 25, 2008 and further amended on August 4, 2008, Flurida Group, Inc. signed a long-term distribution agreement with Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. Zhong Nan Fu Rui is a Chinese manufacturing company owned 100% by Mr. Jianfeng Ding, the founder of the Company.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

At March 31, 2008 and for the three months then ended, the condensed consolidated financial statements reflect the assets, revenues and expenditures of the Company on the accrued basis of accounting. And the condensed consolidated financial statements of the Company include the accounts of Flurida Group USA, Flurida Group Qingdao Office, and Flurida Group European S.R.L. All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and disclosures. Accordingly, actual results could differ from those estimates.

The Company has determined the United States dollars to be its functional currency for Flurida Group USA; People’s Republic of China Chinese Yuan Renminbi to be its functional currency in Flurida Qingdao office; and European Euro to be its functional currency. Assets and liabilities were translated to U.S. dollars at the period-end exchange rate. Statement of operations amounts were translated to U.S. dollars using the first date of each month during the year. Gains and losses resulting from translating foreign currency financial statements are accumulated in other comprehensive income (loss), a separate component of shareholders’ equity.

FLURIDA GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statement (unaudited)
Three Months Ended March 31, 2008 and 2007

NOTE B – SIGNIFICANT ACCOUNTING POLICIES (Continued)

Payroll Expense

Beginning at 2008, Flurida Qingdao’s Representative office hired 7 full time employees to take care of daily management and administrative activities for the Company. Flurida Europe hired 1 sales person to take care of marketing activities in Europe. The consolidated total payroll expense for the three months ended March 31, 2008 was $49,339. The payroll expense details are listed as follows:

Flurida Group Payroll Expense

Payroll Expense - Employer Paid
Hosing public accumulated fund -ER	366.70
Social insurance-ER	1,215.12
Total Payroll Expense - Employer Paid	1,581.82

Payroll Expenses - Employee Paid
Housing public accumulated fund -EE	366.69
Social Insurance-EE	412.53
Tax withholding-EE	1,010.63
Total Payroll Expenses - Employee paid	1,789.85

Net Wage Paid to Employees	$45,967.33

Total Payroll Expense	$49,339.00

The housing public accumulated fund and social insurance were paid by both employer and employees in China, the employee portion of housing public accumulated fund and social insurance was withheld by employer, and then submitted to local tax authority in China.

There was no payroll expense incurred in USA.

Loans from Shareholders

On March 31, 2008, loan amount of $2000 was received for convertible 20,000 common shares at $0.10, the total loan amount increase to $ 1,180,046.67. On April 15, 2008, loans holders converted their loans to common stocks which are also disclosed in Note E, Subsequent Event.

Basics and Diluted Net Loss Per Common Share

The Company computes per share amounts in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of basis and diluted EPS. Basic EPS is computed by dividing the income (loss) available to Common Shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the periods.

The Company only issued one type of shares, i.e., common shares only. There are no other types securities were issued. Accordingly, the diluted and basics net loss per common share are the same.

From December 19, 2006 (date of inception) to August 20, 2007, the Company did not issue any shares to any shareholders. Therefore, for the three month period ending March 31, 2007, there is no outstanding common shares available. The diluted and basics net loss per common share for the three month period ended March 31, 2007, is zero.

The following table shows the calculations for basics and diluted net loss per common share for the three month ended March 31, 2008, and cumulative period from December 19 (Date of inception) through March 31, 2008.

	1st Quarter 2008

Basic & Diluted EPS Computation

Net Loss			$(91,749)
Loss available to common stockholders			$(91,749)

Dates	Shares	Fraction of Period	Weighted -
Outstanding	Outstanding	On Daily Basis	Average Shares

January 1, 2008	27,291,760	1	27,291,760

Weighted-average shares			27,291,760

Basic & Diluted Net Loss Per Common Share	$(0.00)

	Cumulative Period From December 19 2006 to March 31, 2008

Basic & Diluted EPS Computation

Net Loss December 31, 2006			$(1,500)
Net Loss December 31, 2007			$(19,119)
Net Loss March 31, 2008			$(91,749)
Loss available to common stockholders			$(91,749)

Dates	Shares	Fraction of Period	Weighted -
Outstanding	Outstanding	On Daily Basis	Average Shares

December 19, 2006	0	0	0

August 20, 2007	25,997,760	225/469	12,472,273

December 24, 2007	1,294,000	98/469	270388

March 31, 2008	0		0

Weighted-average shares			12,742,661

Basic & Diluted Net Loss Per Common Share	$(0.01)

* The equation from computing basic and diluted EPS is:

Income available to common shareholders/Weighted-average shares

FLURIDA GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statement (unaudited)
Three Months Ended March 31, 2008 and 2007

NOTE C – RELATED PARTY TRANSACTIONS

 Loans from Officers and Directors
During the three months ended March 31, 2008, the officers and directors have advanced the Company for the amount of $ 609,200 (Table II). All the loans are converted to common shares for total common shares of 6,092,000 on April 15, 2008.

Table II

Name	Title	Convert to Common Share (4/15/2008)
Jianfeng Ding	CEO	$300,000.00
Yaru Huang	CFO
Ying Zhong	Chief Representative, China Office	$200,000.00
Fenglan Li	Financial Manager	$15,000.00
Fuling Li	Operation Manager	$10,000.00
Xiaoyong Fu	Board Member	$75,000.00
Gian Franco Barbieri	Manager Director, Flurida Europe Company	$9,200.00
Total		$609,200.00

FLURIDA GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statement (unaudited)
Three Months Ended March 31, 2008 and 2007

NOTE C – RELATED PARTY TRANSACTIONS (Continued)

Common Shares Issued to Officers and Directors

As of April 15, 2008, total 32,037,960 shares were issued to officers and directors. Please see the Table III below for details:
Table III:
Name	Total Shares	Total Amount	Percentage
Fenglan Li	165,000	15,750	0.42%
Fuling Li	115,000	10,750	0.29%
Ying Zhong	2,000,000	200,000	5.13%
Gian Franco Barbieri	102,000	9,700	0.26%
Xiaoyong Fu	750,000	75,000	1.92%
Jianfeng Ding & Yaru Huang	28,997,760	325,998	74.37%
Total	32,129,760	$637,197.76	82.39%

* Based on total issued shares as of April 15, 2008: 38,990,827

NOTE D – SHAREHOLDERS’ EQUITY

During the three months ended March 31, 2008, Flurida Group, Inc has no new shares issued, but incurred net loss of $ 92,424. Therefore, the total stockholders’ equity balance at March 31, 2008 was negative $9,438.

FLURIDA GROUP, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statement (unaudited)
Three Months Ended March 31, 2008 and 2007

NOTE E – SUBSEQUENT EVENTS

On April 15, 2008, 50,000 shares issued to Williams Law Group at $ 0.10, for the legal service value of $5000. On April 1, 2008, seven non-affiliated loan holders asked for repayment of their loans in the aggregate amount of $ 25,066.67 plus the total interest cost of $624.72, which was paid on the same date, April 1, 2008; meantime, seven additional lenders loaned an aggregate amount of $ 9,926.67. On April 15, 2008, total loan amount of $1,164,906.70 was converted to common shares at price of $0.10 per share, for the total shares of 11,649,067 shares, which were issued to the loans holders. Therefore, as of April 15, 2008, total shares issued and outstanding are 38,990,827.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD ENDED APRIL 15, 2008

				Deficit	Accumulated
				Accumulated	Other
			Additional	During the	Comprehensive	Total
	Common Stock		Paid-in	Development	Loss	Stockholders'
	Shares	Amount	Capital	Stage		Equity

Balance, March 31, 2008	27,291,760	$27,292	$63,406	$(100,010)	$(126)	$(9,438)

Issuance of common
stocks to Williams
at $0.1 per share
April 15, 2008	50,000	$50.00	$4,950			$5,000

Issuance of common
stocks to convert
loans at $0.10 per
share
April 15, 2008	11,649,067	$11,649	$1,153,258			$1,164,907

Balance, April 15, 2008	38,990,827	$38,991	$1,221,614	$(100,010)	$(126)	$1,160,469

Therefore, as of April 15, 2008, there were total common shares of 38,990,827 issued and outstanding, for the total stockholders’ equity of $1,160,469.

NOTE F – GOING CONCERN

The Company’s lack of operating history and financial resources raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty and if the Company is unable to generate significant revenue or secure financing, then the Company may be required to cease or curtail its operations. However, due to the close relationship between the Company and it’s supplier, Zhong Nan Fu Rui, which is 100% owned by the founder, Jianfeng Ding, Zhong Nan Fu Rui’s current customers can be served by the Company for the same quality of products and services. Besides, as of March 31, 2008, the cash and cash equivalent balance was $1,174,084 which was invested by shareholders. Therefore, the management believes that the revenues will be generated and its cash flows will be maintained to cover its operational costs and the risk of going concern in long term is significantly low.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PROSPECTUS
FLURIDA GROUP, INC.
Dated _____________, 2008

Selling shareholders are offering up to 6,861,067 shares of common stock. The selling shareholders will offer their shares at $0.20 per share until our shares are quoted on the OTC Bulletin Board or Pick Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II–INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Nevada law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$25
Legal Fees and Expenses	50,000
Accounting Fees and Expenses*	50,000

Total*	$100,025

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On December 10, 2007, additional 1,294,000 shares were issued to other non U.S. shareholders and sold at price of $0.05 per share. The proceeds of $64,700 were received.

On August 20, 2007, two founders of the Company, Jianfeng Ding and Yaru Huang purchased 25,997,760 shares at $0.001 per share. The proceeds of $25,997.76 were received.

From October 1 to December 24, 2007, we had a private offering for shareholders to purchase the shares at price of $0.05 per share. All the common shares were issued and stock certificates were delivered to shareholders on December 24, 2007. The proceeds of $64,700 were received.

On October 29, 2007, Director of the company, Xiaoyong Fu, advanced the amount of $ 50,000 for an option of converting the loan to 500,000 shares at $ 0.10 per share, and on December 31, 2007, he loaned additional $ 25,000 for an option of converting the loan to 250,000 shares at $ 0.1 per share. On December 4, 2007, Chief Representative, Ying Zhong advanced $ 200,000 for an option to purchase 2,000,000 shares at $ 0.1 per share. Moreover, on December 21, 2007, Jianfeng Ding and Yaru Huang advanced $ 300,000 to purchase additional 3,000,000 shares at $ 0.1 per share. All the above loan amount of $ 575,000 was converted to 5,750,000 common shares on April 15, 2008.

On April 15, 2008, 50,000 shares issued to Williams Law Group at $ 0.10, for the legal service value of $5000.

On April 15, 2008, 69 non-U.S. investors and 10 U.S. investors converted loans in the aggregate amount of $1,164,906.70 to common shares at price of $0.10 per share, for the total shares of 11,649,067 shares.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

	1	Articles of Incorporation of Flurida Group, Inc.

	2	Bylaws of Flurida Group, Inc.

	3	Articles of Flurida Group European S.R.L.

	4	By Laws of Flurida Group European S.R.L.

Item 4

	1	Form of common stock Certificate of the Flurida Group, Inc.(1)

Item 5

	1	Legal Opinion of Williams Law Group, P.A.

Item 10

	1	Agreement with Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd.
	2	Amendment to Agreement with Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd.
	3	Further Amendment to Agreement with Zhong Nan Fu Rui Mechanical Electronics Manufacturing Co., Ltd. *
4

Item 21

Flurida Group European S.R.L.

Item 23

	1	Consent of Enterprise CPAs, Ltd, CPA.*
	2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

* Filed herewith

UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Chicago IL on 8/11/08

Flurida Group, Inc.

By:

Title	Name	Date	Signature
Principal Executive Officer	Jianfeng Ding	8/11/08	/s/ Jianfeng Ding
Principal Financial Officer and Principal Accounting Officer	Yaru Hang	8/11/08	/s/ Yaru Hang

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Jianfeng Ding	Jianfeng Ding	Director	8/11/08
/s/ Xiaoyong Fu	Xiaoyong Fu	Director	8/11/08
/s/ Ying Zhong	Ying Zhong	Director	8/11/08